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                                                                 EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                FEDERAL COURT DENIES ECAST MOTION FOR
                      PRELIMINARY INJUNCTION

LAS VEGAS, NEVADA, MARCH 5, 2004 - TOUCHTUNES(R) MUSIC CORPORATION ("TOUCHTUNES") (NASDAQ OTC BB: TTMC), the world's leading provider of interactive music-on-demand digital jukeboxes, announced today that the U.S. District Court for the Northern District of California has denied Ecast's motion for preliminary injunction against TouchTunes alleging that TouchTunes infringed patent No. 5,341,350 ("the '350 patent"). The Court found that Ecast could not show a significant likelihood of success on the merits of its case at this time, and has also questioned whether Ecast even has a right to proceed with its case against TouchTunes because Ecast does not own the patent it is attempting to assert against TouchTunes.

The 350 patent is owned by NSM Music Group Limited ("NSM") and not based on any technology developed by Ecast itself. The '350 patent does not cover any technology used by TouchTunes and, therefore, is not infringed by TouchTunes. "When Ecast first launched this lawsuit, we were convinced that it was simply an attempt to deflect attention from Ecast's own infringement of TouchTunes' patent that the Court ruled against on December 18, 2003. In fact, the '350 patent was issued ten years ago and would have been asserted against TouchTunes sooner if the owner truly believed it was infringed by TouchTunes," said John Perrachon, President and CEO of TouchTunes. "It is our intention to vigorously defend ourselves against this lawsuit and we are pleased that the judge has denied Ecast's request for a preliminary injunction and that the decision was based on Ecast's inability to show a significant likelihood of success on the merits of the case."

In response to the preliminary injunction brought by Ecast against TouchTunes, TouchTunes has counterclaimed against Ecast and Rock-Ola Manufacturing Corporation for infringement of U.S. Patent No. 6,308,204, the same patent the Court has already found Ecast to be infringing on December 18, 2003. The counterclaims charge Ecast with continued infringement in connection with the NetStar and StarLink jukebox systems and with additional infringement by the "E-Rock" jukebox system manufactured by Rock-Ola and powered by Ecast's infringing technology. TouchTunes is seeking an injunction against Ecast and Rock-Ola from further infringement and additional damages from Ecast and Rock-Ola over and above the damages that it is seeking in the original case in which Ecast has already been found to be infringing.

On December 18, 2003, the Court rejected Ecast's non-infringement arguments in respect of U.S. Patent No. 6,308,204 and agreed with TouchTunes that Ecast has infringed its patent. TouchTunes is now seeking an injunction against Ecast to prevent further infringement and an award of money damages to compensate TouchTunes for all of Ecast's infringement to date. TouchTunes is also seeking a ruling that Ecast's infringement was willful, based on the fact that Ecast never had a good faith basis to believe its technology did not infringe, despite Ecast's contrary representations to its customers. These damages issues against Ecast are going to trial on April 26, 2004.



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As leader in the field of downloading music to its dedicated music-on-demand products, TouchTunes has racked up a portfolio in excess of 15 patents granted in the US and Europe. With its dedication to always innovate and be at the forefront in its field, TouchTunes continues to protect its investments by filing for patent protection over all of its proprietary intellectual property.

About TouchTunes

TouchTunes is involved in the digital distribution of music content to interactive, music-on-demand applications. The first such interactive, music-on-demand application is its digital jukebox.

TouchTunes is currently the leading provider of interactive, music-on-demand, digital-downloading jukeboxes to the coin-operated machine industry across the United States. TouchTunes has signed agreements with Sony, EMI, BMG, Universal, Warner and their music subsidiaries, which permit the secure transmission, storing and playing of digitized copies of music masters on TouchTunes' central database and throughout its network of digital jukeboxes. TouchTunes also has signed agreements with various independent labels such as: Jive, Beggars Banquet and Epitaph Records. TouchTunes is traded on the NASDAQ OTC BULLETIN Board under the symbol TTMC.

Important Legal Information

Certain statements made herein that are not historical are forward-looking within the meaning of the federal securities laws. The work "expects" and similar expressions are intended to identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of TouchTunes to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, the factors described in TouchTunes' filings with the Securities and Exchange Commission. TouchTunes undertakes no obligation to update publicly any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

HYPERLINKSource and information:

TouchTunes:

John Perrachon

Tel.: (514) 765-8228

www.touchtunes.com

Copyright @ 2004 TouchTunes Music Corporation. All rights reserved.